Exhibit 4.19

FIRST SUPPLEMENTAL INDENTURE

between

THE CHARLES SCHWAB CORPORATION

and

THE BANK OF NEW YORK TRUST COMPANY, N.A.

Dated as of October 5, 2007

Supplement to Junior Subordinated Indenture,

dated as of October 5, 2007

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of October 5, 2007, between THE CHARLES SCHWAB CORPORATION, a Delaware corporation (the “Company”), having its principal office at 120 Kearny Street, San Francisco, California 94108, and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into the Junior Subordinated Indenture, dated as of October 5, 2007 (the “Indenture”).

Schwab Capital Trust I, a Delaware statutory trust (the “Trust”), has offered to the public its trust preferred securities known as Fixed to Floating Rate Trust Preferred Securities (the “Trust Preferred Securities”), which are beneficial interests in the Trust, and proposes to invest the proceeds from such offering, together with the proceeds of the issuance and sale by the Trust to the Company of its Fixed to Floating Rate Trust Common Securities (the “Trust Common Securities” and, together with the Trust Preferred Securities, the “Trust Securities”), in the Junior Subordinated Notes (as defined herein).

Section 9.1 of the Indenture provides that the Company and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to establish the form or terms of securities of any series as permitted by Section 2.1 or 3.1 thereof.

Pursuant to Sections 2.1 and 3.1 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.3 of the Indenture to effect the execution of this Supplemental Indenture is authorized or permitted by the Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms, and to make the Junior Subordinated Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises and the purchase of the Junior Subordinated Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Junior Subordinated Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the Trust Agreement (as defined herein) have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

(d) Any reference herein to “interest” includes any Additional Interest.

“Applicable Spread” means (i) 0.50% in the case of a redemption of all Outstanding Junior Subordinated Notes prior to November 15, 2017 within 90 days after the occurrence of a Tax Event or Rating Agency Event; (ii) 0.50% in the case of any other redemption prior to November 15, 2017; and (iii) 0.15% in the case of a redemption after November 15, 2017 and prior to November 15, 2037.

“Business Combination” means a merger, consolidation, amalgamation or conveyance, transfer or lease of assets substantially as an entirety by one Person to any other Person.

“Business Day” means a day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York are permitted or required by any applicable law to close, or on or after November 15, 2017, a day that is not a London Banking Day.

“Capital Treatment Event” means the Company’s reasonable determination that, as a result of the occurrence of any amendment to, or change (including any announced prospective change) in, the laws (or any rules or regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws, rules or regulations, which amendment or change is effective or which pronouncement, action or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Company will not be entitled to treat an amount equal to the aggregate liquidation amount of the Trust Preferred Securities as “Tier 1 Capital” (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then in effect and applicable to the Company. A Capital Treatment Event can only occur so long as the Company is subject to the supervision and regulation of the Federal Reserve.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as calculation agent.

“Commercially Reasonable Efforts” means (i) with respect to Section 2.2(a), commercially reasonable efforts to complete the offer and sale of Qualifying Capital Securities in public offerings or private placements to Persons other than Subsidiaries. The Company will not be considered to have made Commercially Reasonable Efforts to effect a sale of Qualifying Capital Securities if it determines not to pursue or complete such sale due solely to pricing, coupon, dividend rate or dilution considerations and (ii) with respect to Section 2.7, commercially reasonable efforts to complete the offer and sale of Qualifying APM Securities in public offerings or private placements to Persons other than Subsidiaries. The Company will not be considered to have used Commercially Reasonable Efforts to effect a sale of Qualifying APM Securities if it determines not to pursue or complete such sale due solely to pricing, coupon, dividend rate or dilution considerations.

“Common Stock” means the common stock of the Company.

“Common Equity Issuance Cap” has the meaning specified in Section 2.7(a)(i).

“Company” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Current Stock Market Price” means, with respect to Common Stock on any date, (i) the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the Nasdaq Global Select Market or if Common Stock is not then listed on the Nasdaq Global Select Market, as reported by the principal U.S. securities exchange on which Common Stock is traded or quoted on the relevant date, (ii) if Common Stock is not listed on any U.S. securities exchange on the relevant date, the last quoted bid price for Common Stock in the over-the-counter market on the relevant date as reported by Pink Sheets LLC or similar organization, or (iii) if Common Stock is not so quoted, the average of the mid-point of the last bid and ask prices for Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects to defer interest pursuant to Section 2.5 and ending on the earlier of (i) the tenth anniversary of such Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid the deferred amount, all deferred amounts with respect to any subsequent period and all other accrued and unpaid interest on the Junior Subordinated Notes.

“Eligible Proceeds” means, for each relevant Interest Payment Date, the net proceeds (after deducting underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying APM Securities (excluding sales of Common Stock in excess of the Common Equity Issuance Cap and sales of

Qualifying Preferred Stock in excess of the Preferred Stock Issuance Cap) to Persons other than Subsidiaries.

“Federal Reserve” means the Board of Governors of the Federal Reserve System, together with any other federal regulatory agency having primary jurisdiction over the Company other than the Office of Thrift Supervision.

“Final Repayment Date” has the meaning specified in Section 2.2(b).

“Guarantee Agreement” means the Guarantee Agreement between the Company, as guarantor, and The Bank of New York Trust Company, N.A., as guarantee trustee, dated as of October 5, 2007.

“Indenture” has the meaning specified in the Recitals.

“Intent-Based Replacement Disclosure” has the meaning specified in the Replacement Capital Covenant.

“Interest Payment Date” has the meaning specified in Section 2.4(b).

“Interest Period” means the period from, and including, any Interest Payment Date (or, in the case of the first Interest Period, October 5, 2007) to but excluding the next Interest Payment Date.

“Investment Company Event” means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

“Junior Subordinated Note” has the meaning specified in Section 2.1.

“LIBOR” means, with respect to any monthly or quarterly Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR Determination Date for that monthly or quarterly Interest Period, as the case may be. If such rate does not appear on Reuters Screen LIBOR01 Page, one- or three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a one- or three-month period commencing on the first day of that monthly or quarterly Interest Period, as applicable, and in a principal amount of not less than $1 million are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time, on the LIBOR Determination Date for that monthly or quarterly Interest Period. The

Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly Interest Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, one- or three-month LIBOR with respect to that monthly or quarterly Interest Period, as applicable, will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that monthly or quarterly Interest Period, as applicable, for loans in U.S. dollars to leading European banks for a one- or three-month period, as applicable, commencing on the first day of that monthly or quarterly Interest Period and in a principal amount of not less than $1 million. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, LIBOR for that monthly or quarterly Interest Period will be the same as LIBOR as determined for the previous Interest Period or, in the case of the quarterly Interest Period beginning on November 15, 2017, 5.240%. The establishment of LIBOR for each monthly or quarterly Interest Period, as applicable, by the Calculation Agent shall (in the absence of manifest error) be final and binding.

“LIBOR Determination Date” means the second London Banking Day immediately proceeding the first day of the relevant monthly or quarterly Interest Period.

“London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in United States dollars) in London, England.

“Major Subsidiary Depository Institution” means a major subsidiary depository institution of the Company within the meaning of the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. As of the date of this Supplemental Indenture, Schwab Bank is the Company’s only Major Subsidiary Depository Institution.

“Make-Whole Redemption Price” is equal to the greater of:

(x) 100% of the principal amount of the Junior Subordinated Notes being redeemed, plus accrued and unpaid interest to the Redemption Date, or

(y) (A) in the case of a redemption prior to November 15, 2017, the sum of the present values of the principal amount of the Junior Subordinated Notes and each interest payment on the Junior Subordinated Notes that would have been payable from the Redemption Date to and including November 15, 2017 (not including any portion of such payments of interest accrued as of the Redemption Date), discounted from November 15, 2017 or the applicable Interest Payment Date to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus the Applicable Spread and, (B) in the case of a redemption after November 15, 2017 and prior to but not including November 15, 2037, the sum of the present values of the principal amount of the Junior Subordinated Notes and each interest payment on the Junior Subordinated Notes that would have been payable from the Redemption Date to and including November 15, 2037, assuming that the Junior Subordinated Notes accrue interest at a rate equal to the interest rate applicable to the immediately preceding Interest Period (not including any portion of such payments of interest accrued as of the Redemption Date), discounted from November 15, 2037 or the applicable Interest Payment Date to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the three-month LIBOR rate applicable to the immediately preceding Interest Period, as calculated by the Premium Calculation Agent, minus the Applicable Spread, in each case of clauses (A) and (B) above plus accrued and unpaid interest to the Redemption Date.

“Mandatorily Convertible Preferred Stock” means Preferred Stock with (a) no prepayment obligation of the liquidation preference on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the Preferred Stock converts into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of the issuance of the Preferred Stock, subject to customary anti-dilution adjustments.

“Market Disruption Event” means, with respect to the issuance or sale of Qualifying Capital Securities pursuant to Section 2.2(a) or Qualifying APM Securities pursuant to Section 2.7, the occurrence or existence of any of the following events or sets of circumstances:

(i) Trading in securities generally (or in the Common Stock or Preferred Stock specifically) on the any other national securities exchange, or in the over-the-counter market, on which the Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or market by the relevant exchange or by any other regulatory body or governmental agency having jurisdiction, and the establishment of such minimum prices materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(ii) The Company would be required to obtain the consent or approval of its stockholders or a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue or sell Qualifying Capital Securities or Qualifying APM Securities, as the case may be, and such consent or approval has not yet been obtained notwithstanding the Company’s commercially reasonable efforts to obtain such consent or approval;

(iii) A banking moratorium shall have been declared by the federal or state authorities of the United States and such moratorium materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(iv) A material disruption shall have occurred in commercial banking or securities settlement or clearance services in the United States and such disruption materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(v) The United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States, there shall have been a declaration of a national emergency or war by the United States or there shall have occurred any other national or international calamity or crisis and such event materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(vi) There shall have occurred such a material adverse change in general domestic or international economic, political or financial conditions, including as a result of terrorist activities, and such change materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, the Qualifying APM Securities or Qualifying Capital Securities, as the case may be;

(vii) An event occurs and is continuing as a result of which the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would, in the reasonable judgment of the Company, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (a) the disclosure of that event at such time, in the reasonable judgment of the Company, is not otherwise required by law and would have a material adverse effect on the business of the Company or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would, in the reasonable judgment of the Company, impede the ability of the Company to consummate such transaction, provided that no single suspension period contemplated by this paragraph (vii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (vii) shall not exceed an aggregate of 180 days in any 360-day period; or

(viii) The Company reasonably believes that the offering document for such offer and sale of Qualifying APM Securities or Qualifying Capital Securities, as the case may be, would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in paragraph (vii) above) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension period contemplated by this paragraph (viii) shall exceed 90 consecutive days and multiple suspension periods contemplated by this paragraph (viii) shall not exceed an aggregate of 180 days in any 360-day period.

“Parity Securities” means debt securities or guarantees of the Company that rank in right of payment and upon liquidation of the Company pari passu with the Junior Subordinated Notes, and includes the Junior Subordinated Notes and the Guarantee under the Guarantee Agreement.

“Paying Agent” means, with respect to the Junior Subordinated Notes, The Bank of New York Trust Company, N.A. or any other Person, including an affiliate of the Company, authorized by the Company to pay the principal of or interest on the Junior Subordinated Notes on behalf of the Company.

“Permitted Remedies” has the meaning specified in the Replacement Capital Covenant.

“Paying Agent Office” means the office of the applicable Paying Agent at which at any particular time its corporate agency business will principally be administered in a Place of Payment, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent with respect to the Junior Subordinated Notes under the Indenture, is located at The Bank of New York Trust Company, N.A., 700 South Flower Street, Suite 500, Los Angeles, California 90017.

“Preferred Stock” means the preferred stock of the Company.

“Preferred Stock Issuance Cap” has the meaning specified in Section 2.7(a)(ii).

“Premium Calculation Agent” means an investment banking institution of national standing appointed by the Company.

“Prospectus Supplement” means the prospectus supplement dated October 2, 2007 to the prospectus dated May 5, 2004, pursuant to which the Trust Preferred Securities and the Junior Subordinated Notes were offered to investors.

“Qualifying APM Securities” means Common Stock, Qualifying Preferred Stock, Qualifying Warrants and Mandatorily Convertible Preferred Stock; provided, however, that such definition is subject to modification pursuant to Section 8.3(a).

“Qualifying Capital Securities” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Preferred Stock” means non-cumulative perpetual preferred stock of the Company (a) as to which the transaction documents provide for no remedies as a consequence of non-payment of distributions other than Permitted Remedies and (b) that (i) is either subject to Intent-Based Replacement Disclosure and has a provision that prohibits the Company from making any distributions thereon upon its failure to satisfy one or more financial tests set forth therein or (ii) is subject to a Qualifying Replacement Capital Covenant.

“Qualifying Replacement Capital Covenant” has the meaning specified in the Replacement Capital Covenant.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that (a) have an exercise price greater than the Current Stock Market Price as of the issuance date of such warrants; (b) the Company is not entitled to redeem for cash; and (c) the holders of which are not entitled to require the Company to repurchase for cash in any circumstances.

“Rating Agency Event” means an amendment, clarification or change has occurred with respect to securities such as the Junior Subordinated Notes in the equity criteria of any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act that then publishes a rating for the Company (in this definition, a “rating agency”), which amendment, clarification or change results in a lower equity credit for the Junior Subordinated

Notes than the then respective equity credit assigned by such rating agency or its predecessor on the date hereof.

“Repayment Date” means the Scheduled Maturity Date and each Interest Payment Date thereafter until the Company shall have repaid or redeemed all of the Junior Subordinated Notes.

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of October 5, 2007, by the Company, as the same may be amended or supplemented from time to time in accordance with the provisions thereof and Section 2.2(a)(vii).

“Responsible Officer” means, with respect to The Bank of New York Trust Company, N.A. in its capacity as Paying Agent, any officer within the Corporate Trust Department (or any successor department, unit or division of The Bank of New York Trust Company, N.A.) assigned to the Paying Agent Office of The Bank of New York Trust Company, N.A., in its capacity as Paying Agent, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of The Bank of New York Trust Company, N.A who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who has direct responsibility for the administration of the Paying Agent or other functions of the Indenture.

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for United States dollar deposits).

“Scheduled Maturity Date” means November 15, 2037 (or, if such day is not a Business Day, the following Business Day).

“Securities Registrar” means, with respect to the Junior Subordinated Notes, The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as securities registrar for the Junior Subordinated Notes.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business will principally be administered, which office at the date hereof in the case of The Bank of New York Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at The Bank of New York Trust Company, N.A., 700 South Flower Street, Suite 500, Los Angeles, California 90017.

“Share Cap Amount” shall have the meaning specified in Section 2.7(a)(iii).

A “Supervisory Event” shall commence upon the date on which, after the Company has notified the Federal Reserve of its intention and affirmatively requested Federal Reserve approval both to issue and sell Qualifying APM Securities and to apply the net proceeds of such sale to pay deferred interest on the Junior Subordinated Notes, the Company has been notified that the Federal Reserve disapproves of either of these actions, and shall cease on the Business Day following the earlier to occur of (i) the tenth anniversary of the commencement of any Deferral Period (unless such Deferral Period has terminated earlier) and (ii) the day on which the

Federal Reserve notifies the Company in writing that it no longer disapproves of the Company’s intention to both issue and sell Qualifying APM Securities and apply the net proceeds from such sale to pay deferred interest on the Junior Subordinated Notes. A Supervisory Event can only occur so long as the Company is subject to the supervision and regulation of the Federal Reserve.

“Supplemental Indenture” means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Tax Event” means that the Company has requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Trust Preferred Securities;

(ii) proposed change in those laws or regulations that is announced after the initial issuance of the Trust Preferred Securities;

(iii) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Trust Preferred Securities; or

(iv) threatened challenge asserted in writing in connection with an audit of the Trust, the Company or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Junior Subordinated Notes or the Trust Preferred Securities;

there is more than an insubstantial increase in risk that:

(i) the Trust is or will be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Notes;

(ii) interest payable by the Company on the Junior Subordinated Notes is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes; or

(iii) the Trust is or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges.

“Trading Day” means a day on which Common Stock is traded on the Nasdaq Global Select Market, or if not then listed on the Nasdaq Global Select Market, a day on which Common Stock is traded or quoted on the principal U.S. securities exchange on which it is listed or quoted, or if not then listed or quoted on a U.S. securities exchange, a day on which Common Stock is quoted in the over-the-counter market.

“Treasury Dealer” means UBS Securities LLC (or its successor) or, if UBS Securities LLC (or its successor) refuses to act as treasury dealer for this purpose or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by the Company for these purposes.

“Treasury Price” means the bid-side price for the Treasury Security as of the third Trading Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that Trading Day and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”, except that: (i) if that release (or any successor release) is not published or does not contain that price information on that Trading Day; or (ii) if the Treasury Dealer determines that the price information is not reasonably reflective of the actual bid-side price of the Treasury Security prevailing at 3:30 p.m., New York City time, on that Trading Day, then Treasury Price will instead mean the bid-side price for the Treasury Security at or around 3:30 p.m., New York City time, on that Trading Day (expressed on a next trading day settlement basis) as determined by the Treasury Dealer through such alternative means as the Treasury Dealer considers to be appropriate under the circumstances.

“Treasury Rate” means the semi-annual equivalent yield to maturity of the Treasury Security that corresponds to the Treasury Price (calculated in accordance with standard market practice and computed as of the second Trading Day preceding the Redemption Date).

“Treasury Security” means the United States Treasury security that the Treasury Dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the Junior Subordinated Notes being redeemed in a tender offer based on a spread to United States Treasury yields.

“Trust” has the meaning specified in the Recitals.

“Trust Agreement” means the Second Amended and Restated Trust Agreement, dated as of October 5, 2007, among the Company, as Sponsor, The Bank of New York Trust Company, N.A., as the Property Trustee, The Bank of New York (Delaware) as the Delaware Trustee, and the Administrative Trustees.

“Trust Common Securities” has the meaning specified in the Recitals.

“Trustee” has the meaning specified in the first paragraph of this Supplemental Indenture.

“Trust Preferred Securities” has the meaning specified in the Recitals.

“Trust Securities” has the meaning specified in the Recitals.

“Underwriting Agreement” means the Underwriting Agreement, dated as of October 2, 2007, among the Trust, the Company and the underwriters named therein.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE JUNIOR SUBORDINATED NOTES

Section 2.1 Designation, Principal Amount and Authorized Denomination. There is hereby authorized a series of Securities designated the Fixed to Floating Rate Junior Subordinated Notes due 2067 (the “Junior Subordinated Notes”), the amount of which to be issued will be as set forth in any Company Order for the authentication and delivery of Junior Subordinated Notes pursuant to the Indenture. The denominations in which Junior Subordinated Notes will be issuable are $1,000 principal amount and integral multiples thereof. The maximum aggregate principal amount of Junior Subordinated Notes that may be authenticated and delivered under this Supplemental Indenture is $300,010,000 (except for Junior Subordinated Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Junior Subordinated Notes pursuant to Section 3.4, 3.5, 3.6, 9.6 or 11.6 of the Indenture or Section 3.5 of this Supplemental Indenture).

Section 2.2 Repayment

(a)	Scheduled Maturity Date.

(i) The principal amount of, and all accrued and unpaid interest on, the Junior Subordinated Notes will be payable in full on the Scheduled Maturity Date; provided, however, that in the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with the Scheduled Maturity Date, (x) the principal amount of Junior Subordinated Notes payable on the Scheduled Maturity Date, if any, will be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, (y) such principal amount of Junior Subordinated Notes will be repaid on the Scheduled Maturity Date pursuant to Article III, and (z) subject to clause (iii) of this Section 2.2(a), the remaining Junior Subordinated Notes will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 5.2 of the Indenture, as amended by Section 2.9(b) hereof. The entire principal amount of the Junior Subordinated Notes outstanding will be due and payable on the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee during the period from and including the 30th Business Day immediately preceding the Scheduled Maturity Date to and including the 10th Business Day immediately preceding the Scheduled Maturity Date.

(ii) In the event the Company has delivered an Officers’ Certificate to the Trustee pursuant to clause (v) of this Section 2.2(a) in connection with any Interest Payment Date after the Scheduled Maturity Date, the principal amount of Junior Subordinated Notes repayable on such Interest Payment Date will be the principal amount set forth in the notice of repayment, if any, accompanying such Officers’ Certificate, and will be repaid on such Interest Payment Date pursuant to Article III, and the remaining Junior Subordinated Notes will remain outstanding and will be payable on the immediately succeeding Interest Payment Date or such earlier date on which they are redeemed pursuant to Section 2.8 or become due and payable pursuant to Section 5.2 of the Indenture, as amended by Section 2.9(b) hereof. The entire principal amount of the Junior Subordinated Notes outstanding will be due and payable on any Interest Payment Date after the Scheduled Maturity Date in the event the Company does not deliver an Officers’ Certificate to the Trustee during the period from and including the 30th Business Day immediately preceding such Interest Payment Date to and including the 5th Business Day immediately preceding such Interest Payment Date.

(iii) The obligation of the Company to repay the Junior Subordinated Notes pursuant to this Section 2.2(a) on any date before the Final Repayment Date will be subject to (x) its obligations under Article XIII of the Indenture to the holders of Senior Debt and (y) its obligations under Section 2.5 with respect to the payment of deferred interest on the Junior Subordinated Notes.

(iv) Until the Junior Subordinated Notes are paid in full, the Company will use Commercially Reasonable Efforts, subject to a Market Disruption Event:

(A) to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 180-day period ending on the date, not more than 30 Business Days and not less than 10 Business Days before the Scheduled Maturity Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the Junior Subordinated Notes in full on the Scheduled Maturity Date pursuant to clause (i) of this Section 2.2(a); and

(B) if the Company is unable for any reason to raise sufficient proceeds from the issuance of Qualifying Capital Securities to permit repayment in full of the Junior Subordinated Notes on the Scheduled Maturity Date (as required by clause (A) above) or any subsequent Interest Payment Date, to raise sufficient net proceeds from the issuance of Qualifying Capital Securities during a 30-day period ending on the date, not more than 30 and not less than 10 Business Days before the following Interest Payment Date, on which the Company delivers the notice required by clause (v) of this Section 2.2(a) and Section 3.1, to permit repayment of the Junior Subordinated Notes in full on such following Interest Payment Date pursuant to clause (i)(z) of this Section 2.2(a).

(v) The Company shall, if it has not raised sufficient net proceeds from the issuance of Qualifying Capital Securities pursuant to clause (iv) above in connection with any Repayment Date, deliver an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to the Property Trustee) no more than 15 and no less than 10 Business Days in advance of such Repayment Date stating the amount of net proceeds, if any, raised pursuant to clause (iv) above in connection with such Repayment Date and the corresponding principal amount of the Junior Subordinated Notes represented thereby. The

Company shall be excused from its obligation to use Commercially Reasonable Efforts to sell Qualifying Capital Securities pursuant to clause (iv) above if such Officers’ Certificate further certifies that: (A) a Market Disruption Event was existing during the 180-day period preceding the date of such Officers’ Certificate or, in the case of any Repayment Date after the Scheduled Maturity Date, the 30-day period preceding the date of such Officers’ Certificate; and (B) either (1) the Market Disruption Event continued for the entire 180- or 30-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Junior Subordinated Notes in full pursuant to clause (iv) above. Each Officers’ Certificate delivered pursuant to this clause (v), unless no principal amount of Junior Subordinated Notes is to be repaid on the applicable Repayment Date, will be accompanied by a notice of repayment pursuant to Section 3.1 setting forth the principal amount of the Junior Subordinated Notes to be repaid on such Repayment Date, if any, which amount will be determined after giving effect to clause (vi) of this Section 2.2(a).

(vi) Payments in respect of the Junior Subordinated Notes on any Repayment Date will be applied, first, to deferred interest to the extent of Eligible Proceeds raised pursuant to Section 2.7, second, to pay current interest to the extent not paid from other sources and, third, to the principal of the Junior Subordinated Notes; provided that if the Company is obligated to sell Qualifying Capital Securities and make payments of principal on any outstanding Parity Securities in addition to the Junior Subordinated Notes in respect thereof, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied first to Parity Securities having an earlier scheduled maturity date than the Junior Subordinated Notes, and then to the Junior Subordinated Notes and those other Parity Securities having the same scheduled maturity date as the Junior Subordinated Notes pro rata in accordance with their respective outstanding principal amounts and no such payments will be made to any other Parity Securities having a later scheduled maturity date until the principal of the Junior Subordinated Notes has been paid in full, except to the extent permitted by Section 2.6(a) and 2.7(c). Notwithstanding the foregoing, if the Company raises less than $5 million of net proceeds from the sale of Qualifying Capital Securities during the relevant 180- or 30-day period, the Company will not be required to repay any Junior Subordinated Notes on the applicable Repayment Date. On the next Interest Payment Date as of which the Company has raised at least $5 million of net proceeds during the 180-day period preceding the applicable notice date (or, if shorter, the period since the Company last repaid any principal amount of Junior Subordinated Notes), the Company shall be required to repay interest and a principal amount of the Junior Subordinated Notes equal to the entire net proceeds from the sale of Qualifying Capital Securities during such 180-day or shorter period.

(vii) The Company shall not amend the Replacement Capital Covenant to impose additional restrictions on the type or amount of Qualifying Capital Securities that the Company may include for purposes of determining whether and to what extent repayment, redemption or purchase of the Junior Subordinated Notes or the Trust Preferred Securities is permitted, except with the consent of holders of a majority by liquidation amount of the Trust Preferred Securities or, if the Junior Subordinated Notes have been distributed by the Trust to the holders of the Trust Preferred Securities, a majority by principal amount of the Junior Subordinated Notes. Except as aforesaid, the Company may amend or supplement the Replacement Capital Covenant in accordance with its terms and without the consent of the holders of the Trust Preferred Securities or the Junior Subordinated Notes.

(b) Final Repayment Date. The principal of, and all accrued and unpaid interest on, all outstanding Junior Subordinated Notes will be due and payable on November 15, 2067 or, if such day is not a Business Day, the following Business Day (the “Final Repayment Date”), regardless of the amount of Qualifying Capital Securities or Qualifying APM Securities the Company may have issued and sold by that time.

Section 2.3 Form. The Junior Subordinated Notes will be issued in fully registered definitive form without interest coupons. Principal of and interest on the Junior Subordinated Notes issued in definitive form will be payable, the transfer of such Junior Subordinated Notes will be registrable and such Junior Subordinated Notes will be exchangeable for Junior Subordinated Notes bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Junior Subordinated Notes and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as will appear in the Securities Register or by wire transfer in immediately available funds to the bank account number of the Holder specified in writing by the Holder not less than 10 days before the relevant Interest Payment Date and entered in the Securities Register by the Securities Registrar, provided, further, that if the Property Trustee, on behalf of the Trust, is the sole Holder of the Junior Subordinated Notes then payment of interest will be made by wire transfer in immediately available funds to a bank account number specified by the Property Trustee. The Junior Subordinated Notes may be presented for registration of transfer or exchange at the Securities Registrar Office.

Section 2.4 Rate of Interest; Interest Payment Dates

(a) Rate of Interest. The Junior Subordinated Notes will bear interest at the rate of (i) 7.500% per annum, from and including October 5, 2007 to but excluding November 15, 2017, (ii) an annual rate equal to three-month LIBOR plus 2.375%, from and including November 15, 2017 to but excluding November 15, 2037, and (iii) to the extent the Junior Subordinated Notes are not repaid on or after the Scheduled Maturity Date, an annual rate equal to one-month LIBOR plus 3.375% to but excluding the date on which the Junior Subordinated Notes are repaid in full. The interest will accrue from October 5, 2007 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, as the case may be, until the principal thereof is paid or made available for payment. Interest will be computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to November 15, 2017 and (ii) a 360-day year and the actual number of days elapsed with respect to any other Interest Period. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.4(b)), including interest deferred pursuant to Section 2.5, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in this paragraph from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.

(b) Interest Payment Dates. Subject to the other provisions hereof, interest on the Junior Subordinated Notes will be payable (i) semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007, (ii) quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, beginning on February 15, 2018; and (iii) to the extent the Junior Subordinated Notes are not repaid on or after the Scheduled Maturity Date, monthly in arrears on the first day of each month, beginning on December 1, 2037 (each such date, an “Interest Payment Date”); provided, however, if any Interest Payment Date described in clauses (ii) or (iii) of this paragraph falls on a day that is not a Business Day, the applicable Interest Payment Date shall instead occur on the immediately succeeding Business Day. If any Interest Payment Date scheduled on or prior to the November 15, 2017 interest payment occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date.

Section 2.5 Interest Deferral

(a) Option to Defer Interest Payments. The following provisions shall apply to the Junior Subordinated Notes in lieu of Section 3.11 and Section 10.7 of the Indenture:

(i) The Company will have the right at any time and from time to time, to defer the payment of interest on the Junior Subordinated Notes for one or more consecutive Interest Periods up to 10 years; provided that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption of the Junior Subordinated Notes. Upon the payment of all deferred interest then due on any Interest Payment Date, the Company may elect to begin a new Deferral Period pursuant to this Section 2.5.

(ii) At the end of any Deferral Period, the Company will pay all deferred interest on the Junior Subordinated Notes to the Persons in whose names the Junior Subordinated Notes are registered in the Securities Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

(iii) The Company may elect to pay interest on any Interest Payment Date during any Deferral Period to the extent permitted by Section 2.5(b).

(b) Payment of Deferred Interest. Except as provided in Section 2.5(c), the Company will not pay deferred interest on the Junior Subordinated Notes before the Final Repayment Date or at any time an Event of Default as described under Section 2.9(a) has occurred and is continuing from any source other than Eligible Proceeds; provided, however, that if a Supervisory Event has occurred and is continuing, then the Company may (but is not obligated to) pay deferred interest with cash from any source (applicable so long as the Company is subject to the supervision and regulation of the Federal Reserve). In addition, if the Company sells Qualifying APM Securities pursuant to Section 2.7 but a Supervisory Event arises from the Federal Reserve disapproving the use of the proceeds to pay deferred interest, the Company may use the proceeds for other purposes and continue to defer interest on the Junior Subordinated Notes. The Company may pay current interest during a Deferral Period or at any other time from any available funds.

(c) Business Combination Exception. If the Company is involved in a Business Combination where immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then Section 2.5(b) and Section 2.7 will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later than such Interest Payment Date, at any time within 90 days following the date of consummation of the Business Combination). The Company will establish a Special Record Date for the payment of any deferred interest pursuant to this Section 2.5(c) on a date other than an Interest Payment Date.

(d) Notice of Deferral. The Company will give written notice of its election to begin or extend any Deferral Period, (x) if the Property Trustee, on behalf of the Trust, is the sole Holder of the Junior Subordinated Notes, to the Property Trustee and the Delaware Trustee no more than 30 Business Days and no less than five Business Days before the earlier of (A) the next succeeding date on which the distributions on the Trust Preferred Securities are payable and (B) the date on which the Property Trustee is required to give notice to holders of the Trust Preferred Securities of the record or payment date for the related distribution, or (y) if the Property Trustee, on behalf of the Trust, is not the sole Holder of the Junior Subordinated Notes, to each Holder of the Junior Subordinated Notes and the Trustee no more than 30 Business Days and no less than five Business Days before the next Interest Payment Date. Notice of the Company’s election of a Deferral Period will be given by the Property Trustee by first-class mail, postage prepaid, mailed not less than three Business Days after the Property Trustee receives written notice from the Company to each holder of Trust Securities at such holder’s address appearing in the Security Register.

Section 2.6 Dividend and Other Payment Stoppages

(a) During Deferral Period. So long as any Junior Subordinated Notes remain Outstanding, if the Company has given notice of its election to defer interest payments on the Junior Subordinated Notes but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will not, and will not permit any Subsidiary to:

(i) declare or pay any dividends or distributions, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;

(ii) make any payment of principal of or interest or premium, if any, on or repay, purchase or redeem any Parity Securities; or

(iii) make any payments under any guarantee by the Company that is a Parity Security;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to: (1) any purchase, redemption or other acquisition of shares of the Company’s capital stock by the Company in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors or consultants, (B) a dividend reinvestment or shareholder purchase plan or (C) transactions effected by or for the account of customers of the Company or any of its affiliates or in connection with the distribution, trading or market-making in respect of the Trust Preferred Securities, (2) any exchange or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (3) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged, (4) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (5) any dividend in the form of stock, warrants, options or other rights, where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, (6) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities, provided that such payments are made in accordance with Section 2.7(c) to the extent it applies, and any payment of deferred interest on Parity Securities existing as of the date of this Indenture that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities, or (7) any payment of principal in respect of Parity Securities having an earlier scheduled maturity date as the Scheduled Maturity Date for the Junior Subordinated Notes, as required under a provision of such other Parity Securities that is substantially the same as the provision described under Section 2.2(a), and any payment of principal in respect of Parity Securities having the same scheduled maturity date as the Scheduled Maturity Date for the Junior Subordinated Notes, as required by such a provision, and that is made on a pro rata basis among one or more series of Parity Securities (including the Junior Subordinated Notes) having such a provision. The distribution restrictions and exceptions in this Section 2.6 will be in lieu of the distribution restrictions and exceptions in Section 3.11 of the Indenture.

(b) Additional Limitation Upon Deferral Lasting Over One Year. If any Deferral Period lasts longer than one year, the Company will not repurchase or acquire any securities ranking junior to or pari passu with any Qualifying APM Securities that were issued and the proceeds of which were used to settle deferred interest during the relevant Deferral Period, before the first anniversary of the date on which all deferred interest on the Junior Subordinated Notes has been paid, subject to the exceptions listed in clauses (1) through (7) of Section 2.6(a). However, if the Company is involved in a Business Combination where, immediately after its consummation more than 50% of the voting stock of the Person formed by such Business Combination, or the Person that is the surviving entity of such Business Combination, or the Person to whom such properties and assets are conveyed, transferred or leased in such Business Combination, is owned by the shareholders of the other party to such Business Combination, then the limitation set forth in this Section 2.6(b) will not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of such Business Combination (or if later than such Interest Payment Date, at any time within 90 days following the date of consummation of the Business Combination).

Section 2.7 Alternative Payment Mechanism

(a) Obligation to Issue Qualifying APM Securities. Commencing on the earlier of (i) the first Interest Payment Date following the commencement of any Deferral Period on which the Company pays any current interest on the Junior Subordinated Notes from any source of funds or (ii) the fifth anniversary of the commencement of such Deferral Period, the Company shall, subject to the occurrence and continuation of an Event of Default as described under Section 2.9(a) or a Supervisory Event or a Market Disruption Event as described under Section 2.7(b) and subject to Section 2.5(c), use Commercially Reasonable Efforts to issue and sell one or more types of Qualifying APM Securities until the Company has raised an amount of Eligible Proceeds at least equal to the aggregate amount of accrued and unpaid deferred interest on the Junior Subordinated Notes and applied such Eligible Proceeds on the next Interest Payment Date to the payment of deferred interest in accordance with Section 2.5, provided that:

(i) the foregoing obligations will not apply to the extent that, with respect to deferred interest attributable to the first five years of any Deferral Period, the net proceeds of any issuance of Common Stock or Qualifying Warrants applied during such Deferral Period to pay interest on the Junior Subordinated Notes pursuant to this Section 2.7, together with the net proceeds of all prior issuances of Common Stock and Qualifying Warrants so applied during such Deferral Period, would exceed an amount equal to 2% of the product of the average of the Current Stock Market Prices of the Common Stock on the 10 consecutive Trading Days ending on the second Trading Day immediately preceding the date of issuance of such securities multiplied by the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Common Equity Issuance Cap”); provided that the Common Equity Issuance Cap will cease to apply after the fifth anniversary of the commencement of any Deferral Period, at which point the Company must pay any deferred interest regardless of the time at which it was deferred, pursuant to this Section 2.7, subject to the Share Cap Amount and any Supervisory Event (applicable so long as the Company is subject to the supervision or regulation of the Federal Reserve) or Market Disruption Event; and provided, further, that if the Common Equity Issuance Cap is reached during a Deferral Period and the Company subsequently repays all deferred interest, the Common Equity Issuance Cap will cease to apply at the termination of such Deferral Period and will not apply again unless and until the Company starts a new Deferral Period; and provided, further, that once the Company reaches the Common Equity Issuance Cap for a Deferral Period, the Company will not be required to issue more Common Stock (or Qualifying Warrants if the definition of Qualifying APM Securities has been modified pursuant to Section 8.3(a) to exclude Common Stock) with respect to deferred interest attributable to the first five years of such Deferral Period pursuant to this Section 2.7, even if the amount referred to in this clause (i) subsequently increases because of a subsequent increase in the Current Stock Market Price of the Common Stock or the number of outstanding shares of Common Stock; and

(ii) the Company shall not be permitted to issue Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock to pay deferred interest on the Junior Subordinated Notes, and the foregoing obligations will not apply, to the extent that the net proceeds of any issuance of Qualifying Preferred Stock and Mandatorily Convertible Preferred Stock applied together with the net proceeds of all prior issuances of Qualifying Preferred Stock and any still outstanding Mandatorily Convertible Preferred Stock applied during the current and all prior Deferral Periods, to pay interest on the Junior Subordinated Notes pursuant to this Section 2.7, would exceed 25% of the aggregate principal amount of the Junior Subordinated Notes issued under the Indenture (the “Preferred Stock Issuance Cap”); and

(iii) notwithstanding the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, for purposes of paying deferred interest, the Company shall not be permitted to sell Common Stock, Qualifying Warrants, or Mandatorily Convertible Preferred Stock if the Common Stock to be issued (or which would be issuable upon exercise or conversion thereof) would be in excess of 100 million shares of Common Stock (the “Share Cap Amount”); provided that if the issued and outstanding shares of Common Stock are changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Share Cap Amount shall be correspondingly adjusted; provided further that if the definition of Qualifying APM Securities has been modified pursuant to Section 8.3(a) to eliminate Common Stock, the then effective Share Cap Amount shall be increased by 100%. The Share Cap Amount limitation shall apply so long as the Junior Subordinated Notes remain outstanding. If the Share Cap Amount has been reached and it is not sufficient to allow the Company to raise sufficient proceeds to pay deferred interest including Additional Interest, in full, the Company shall use its commercially reasonable efforts to increase the Share Cap Amount to permit it to raise sufficient proceeds to pay deferred interest, including Additional Interest, in full (1) only to the extent that the Company can do so and simultaneously satisfy its future fixed or contingent obligations under other securities and derivative instruments that provide for settlement or payment in shares of Common Stock or (2) if the Company cannot increase the Share Cap Amount pursuant to the preceding clause (1), by requesting the Company’s Board of Directors to adopt a resolution advising and submitting to a stockholder vote at the next occurring annual stockholders meeting a proposal to increase the number of shares of the Company’s authorized Common Stock for purposes of satisfying the Company’s obligations to pay deferred interest.

(iv) so long as the definition of Qualifying APM Securities has not been modified to eliminate Common Stock, the sale of Qualifying Warrants to pay deferred interest is an option that may be exercised at the Company’s sole discretion and the Company is not obligated to sell Qualifying Warrants or to apply the proceeds of any such sale to pay deferred interest on the Junior Subordinated Notes, and no class of investors of the Company’s securities, or any other party, may require the Company to issue Qualifying Warrants; provided, however, that if the Company sells Qualifying Warrants to pay deferred interest pursuant to this Section 2.7, the Company shall use Commercially Reasonable Efforts, subject to the Common Equity Issuance Cap, to set the terms of the Qualifying Warrants so as to raise sufficient proceeds from their issuance to pay all deferred interest on the Junior Subordinated Notes in accordance with this Section 2.7.

(b) Market Disruption Event and Supervisory Event. Section 2.7(a) will not apply with respect to any Interest Payment Date if the Company shall have provided to the Trustee (which Trustee will promptly forward upon receipt to the Property Trustee) no more than 15 Business Days and no less than 10 Business Days before such Interest Payment Date an Officers’ Certificate stating that (i) a Market Disruption Event or (so long as the Company is subject to supervision and regulation of the Federal Reserve) a Supervisory Event existed after the immediately preceding Interest Payment Date and (ii) any of (x) the Market Disruption Event or Supervisory Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such Officers’ Certificate is provided or (y) the Market Disruption Event or Supervisory Event continued for only part of such period but the Company was unable to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest due on the Interest Payment Date with respect to which such Officers’ Certificate is being delivered or (z) the Supervisory Event prevents the Company from applying the net proceeds of sales of Qualifying APM Securities to pay deferred interest on such Interest Payment Date.

(c) Partial Payment of Deferred Interest.

(i) If the Company has raised some but not all Eligible Proceeds necessary to pay all accrued and unpaid deferred interest on any Interest Payment

Date pursuant to this Section 2.7, such Eligible Proceeds will be allocated to pay accrued and unpaid deferred interest on the applicable Interest Payment Date in chronological order based on the date each payment was first deferred, subject to the Share Cap Amount, Common Equity Issuance Cap and the Preferred Stock Issuance Cap.

(ii) If the Company has outstanding Parity Securities under which the Company is obligated to sell securities that are Qualifying APM Securities and apply the net proceeds to the payment of accrued and unpaid deferred interest or distributions on such Parity Securities, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the accrued and unpaid deferred interest and distributions will be applied to the Junior Subordinated Notes and those other Parity Securities on a pro rata basis up to the Share Cap Amount, the Common Equity Issuance Cap and the Preferred Stock Issuance Cap, as applicable (or comparable provisions in the instruments governing those other Parity Securities) in proportion to the total amounts of accrued and unpaid deferred interest or distributions that are due on the Junior Subordinated Notes and such other Parity Securities at such time, or, so long as the Company is subject to the supervision and regulation of the Federal Reserve, on such other basis as the Federal Reserve may approve. The Company may make such pro rata payments on such Parity Securities so long as it shall have paid or deposited with the Paying Agent for the Junior Subordinated Notes or segregated and holds in trust for payment the pro rata amount of accrued and unpaid deferred interest payable on the Junior Subordinated Notes.

(d) Qualifying APM Securities Definition Change. The Company will send written notice to the Trustee (which notice the Trustee will promptly forward upon receipt to the Administrative Trustees, who will forward such notice to each holder of record of Trust Preferred Securities) prior to the effective date of any change in the definition of Qualifying APM Securities pursuant to Section 8.3(a) to eliminate Common Stock and/or Mandatorily Convertible Preferred Stock.

Section 2.8 Redemption of the Junior Subordinated Notes

(a) Redemption. Section 11.7 of the Indenture shall not apply to the Junior Subordinated Notes. The Junior Subordinated Notes shall be redeemable, at the Company’s option, at any time, including on or after the Scheduled Maturity Date. The redemption price shall be 100% of the principal amount of Junior Subordinated Notes being redeemed, plus accrued and unpaid interest through the Redemption Date, in the case of any redemption (i) in whole or in part on November 15, 2017 (or if such day is not a Business Day, on the next Business Day); (ii) in whole but not in part at any time within 90 days after the occurrence of a Capital Treatment Event (applicable only so long as the Company is subject to the regulation and supervision of the Federal Reserve) or Investment Company Event; (iii) in whole but not in part at any time after November 15, 2017 and within 90 days after the occurrence of a Tax Event or a Rating Agency Event; or (iv) in whole or in part at any time on or after November 15, 2037. In all other cases, the redemption price will equal the applicable Make-Whole Redemption Price. The

Company will notify the Trust of the applicable Make-Whole Redemption Price (if applicable) promptly after the calculation thereof and the Trust, the Trustee and the Calculation Agent will have no responsibility for calculating the Make-Whole Redemption Price. The Make-Whole Redemption Price will be calculated by the Premium Calculation Agent. The Company may not redeem the Junior Subordinated Notes in part if the principal amount of the Junior Subordinated Notes has been accelerated and such acceleration has not been rescinded, unless all accrued and unpaid interest including deferred interest has been paid in full on all outstanding Junior Subordinated Notes for all Interest Periods terminating on or before the Redemption Date. Notice of any redemption will be mailed at least thirty (30) days but not more than sixty (60) days before the Redemption Date to (x) the Property Trustee and the Delaware Trustee, if the Property Trustee, on behalf of the Trust, is the sole Holder of the Junior Subordinated Notes; and (y) each holder of Junior Subordinated Notes to be redeemed at its registered address in all other cases. In the event that payment of the Redemption Price in respect of any Junior Subordinated Notes called for redemption is improperly withheld or refused, interest on such Junior Subordinated Notes will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Company for such Junior Subordinated Notes to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

(b) Sinking Fund. The Junior Subordinated Notes are not entitled to any sinking fund payments or similar provisions.

Section 2.9 Events of Default. (a) Paragraphs (1) through (6) of Section 5.1 of the Indenture will not apply to the Junior Subordinated Notes and such paragraphs are replaced with the following subparagraphs (i) through (iv), the occurrence of any of which shall be an Event of Default with respect to the Junior Subordinated Notes.

(i) the default in the payment of interest, including Additional Interest, in full on the Junior Subordinated Notes for a period of 30 days after the conclusion of a 10-year period following the commencement of any Deferral Period;

(ii) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(iii) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due and its willingness to be adjudicated a bankrupt, or the taking of corporate action by the Company in furtherance of any such action; or

(iv) so long as the Company is subject to the supervision and regulation of the Federal Reserve, a receiver is appointed for a Major Subsidiary Depository Institution.

(b) The first paragraph of Section 5.2 of the Indenture will not apply to the Junior Subordinated Notes and such paragraph is replaced with the following paragraph:

“If an Event of Default with respect to the Junior Subordinated Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of at least 25% in principal amount of the Outstanding Junior Subordinated Notes may declare the entire principal amount and all accrued but unpaid interest on all the Junior Subordinated Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, in the case of the Junior Subordinated Notes issued to and held by the Trust, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Junior Subordinated Notes fails to declare the entire principal and all accrued but unpaid interest on all the Junior Subordinated Notes to be immediately due and payable, the Property Trustee or the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration, the principal amount of and the accrued but unpaid interest (including any Additional Interest) on all the Junior Subordinated Notes will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XIII.”

(c) If the Holders of the Junior Subordinated Notes do not rescind and annul any declaration and its consequences under Section 5.2 of the Indenture and the Junior Subordinated Notes are owned beneficially by the Trust or the Property Trustee, the holders of at least a majority in aggregate Liquidation Amount of the Trust Preferred Securities shall have such right, subject to the satisfaction of clauses (1) and (2) of Section 5.2 of the Indenture.

(d) No waiver under Section 5.13 of the Indenture shall be effective until the holders of a majority in aggregate liquidation amount of the Trust Preferred Securities shall have consented to such waiver.

(e) So long as any Junior Subordinated Notes are held by or on behalf of the Trust, the Trustee will provide to the holders of the Trust Preferred Securities such notices as it will from time to time provide under Section 6.2 of the Indenture. In addition, the Trustee will provide to the holders of the Trust Preferred Securities notice of any Event of Default or default that, with the giving of notice or lapse of time, or both, would become an Event of Default with respect to the Junior Subordinated Notes within 30 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default.

(f) For the avoidance of doubt, and without prejudice to any other remedies that may be available under the Indenture to the Trustee, the Holders of the Junior Subordinated Notes or the holders of the Trust Preferred Securities, no breach by the Company of any covenant or obligation under the Indenture or the terms of the Junior Subordinated Notes will be an Event of Default with respect to the Junior Subordinated Notes other than those specified as Events of Default in Section 2.9(a).

(g) The Company shall not enter into any supplemental indenture with the Trustee to add any additional event of default with respect to the Junior Subordinated Notes without the consent of the Holders of at least a majority in aggregate principal amount of Outstanding Junior Subordinated Notes.

Section 2.10 Securities Registrar; Paying Agent. The Company appoints The Bank of New York Trust Company, N.A. as Securities Registrar and Paying Agent with respect to the Junior Subordinated Notes.

Section 2.11 Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Junior Subordinated Notes, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such Junior Subordinated Notes, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 that has not been paid pursuant to Sections 2.5 and 2.7 to the extent the amount of such interest exceeds the sum of (x) interest (including Additional Interest) that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and still outstanding Mandatorily Convertible Preferred Stock that the Company has applied to pay such deferred interest pursuant to Section 2.7. Each Holder of Junior Subordinated Notes shall be deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received the claim for such excess ranked equally with the interests of the Holders, if any, of Qualifying Preferred Stock.

Section 2.12 Unconditional Right of Holders to Receive Principal, Premium and Interest; Direct Action by Holders of Trust Preferred Securities. The following provisions shall apply to the Junior Subordinated Notes in lieu of Section 5.8 of the Indenture.

Notwithstanding any other provision in the Indenture, each Holder of the Junior Subordinated Notes shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 3.7 of the Indenture) interest (including any Additional Interest) on the Junior Subordinated Notes on the Final Repayment Date (or, in the case of redemption or repayment, on the Redemption Date or the Repayment Date, as the case may be) and to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder. So long as any Junior Subordinated Notes are held by or on behalf of the Trust, any holder of the Trust Preferred Securities issued by the Trust shall have the right, upon (i) the breach by the Company of its obligations under Section 2.2(a) to issue Qualifying Capital Securities or Section 2.7 to issue Qualifying APM Securities, (ii) the occurrence of an Event of Default described in Section 2.9(a) or (iii) the failure of the Company to make any payments on the Junior Subordinated Notes when due, to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) or (iii) above, for enforcement of payment to such Holder of principal of (and premium, if any) and (subject to Section 3.7 of the Indenture) interest (including any Additional Interest) on the Junior Subordinated Notes having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of such Trust Preferred Securities. This right of Direct Action cannot be amended in any manner that would impair the rights of the holders of the Trust Preferred Securities without the consent of all such holders.

Section 2.13 Covenants. Sections 10.7 and 10.8 of the Indenture shall not apply to the Junior Subordinated Notes, and in lieu of Section 10.8, the following provision shall apply to the Junior Subordinated Notes.

The Company covenants with each Holder of Junior Subordinated Notes that it will take no action that would be reasonably likely to cause the Trust to be classified as other than a grantor trust for U.S. federal income tax purposes.

ARTICLE III

REPAYMENT OF JUNIOR SUBORDINATED NOTES

Section 3.1 Repayments. The Company will, not less than 30 nor more than 15 Business Days before each Repayment Date (unless a shorter notice will be satisfactory to the Trustee), notify the Trustee of the principal amount of Junior Subordinated Notes to be repaid on such date pursuant to Section 2.2(a).

Section 3.2 Selection of the Junior Subordinated Notes to be Repaid. If less than all the Junior Subordinated Notes are to be repaid on any Repayment Date (unless the Junior Subordinated Notes are issued in the form of a Global Security or held by the Property Trustee), the particular Junior Subordinated Notes to be repaid will be selected not more than 60 days before such Repayment Date by the Trustee, from the Outstanding Junior Subordinated Notes not previously repaid or called for redemption, by lot or such other method as the Trustee will deem fair and appropriate and which may provide for the selection for redemption of a portion of the principal amount of any Junior Subordinated Notes; provided that the portion of the principal amount of any Junior Subordinated Notes not repaid will be in an authorized denomination (which will not be less than the minimum authorized denomination).

The Trustee will promptly notify the Company in writing of the Junior Subordinated Notes selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Junior Subordinated Notes will relate, in the case of any Junior Subordinated Notes repaid or to be repaid only in part, to the portion of the principal amount of such Junior Subordinated Notes that has been or is to be repaid. Junior Subordinated Notes registered in the name of the Company, any Affiliate or any Subsidiary thereof will not be included in the Junior Subordinated Notes selected for repayment except to the extent no other Junior Subordinated Notes remain or would remain outstanding.

Section 3.3 Notice of Repayment. Notice of repayment will be given by first-class mail, postage prepaid, mailed more than 15 Business Days and not less than 30 Business Days before the Repayment Date, to each Holder of Junior Subordinated Notes to be repaid, at the address of such Holder as it appears in the Security Register.

Each notice of repayment will identify the Junior Subordinated Notes to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Junior Subordinated Notes) and will state:

(a) the Repayment Date;

(b) if less than all Outstanding Junior Subordinated Notes are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Junior Subordinated Notes to be repaid;

(c) that on the Repayment Date, the principal amount of the Junior Subordinated Notes to be repaid will become due and payable upon each such Junior Subordinated Notes or portion thereof, and that interest thereon, if any, will cease to accrue on and after said date;

(d) whether any deferred interest shall remain outstanding on any Junior Subordinated Notes to be repaid, and if so, the amount of such deferred interest and that Additional Interest shall continue to accrue on and after said date until paid; and

(e) the place or places where such Junior Subordinated Notes are to be surrendered for payment of the principal amount thereof.

Notice of repayment will be given by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company and will be irrevocable. The notice if mailed in the manner herein provided will be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Junior Subordinated Notes designated for repayment as a whole or in part will not affect the validity of the proceedings for the repayment of any other Junior Subordinated Notes.

Section 3.4 Deposit of Repayment Amount. Before 10:00 a.m. New York City time on the Repayment Date specified in the notice of repayment given as provided in Section 3.3, the Company will deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company will segregate and hold in trust as provided in Section 10.3 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest on, all the Junior Subordinated Notes that are to be repaid on that date.

Section 3.5 Repayment of Junior Subordinated Notes. If any notice of repayment has been given as provided in Section 3.3, the Junior Subordinated Notes or portion of the Junior Subordinated Notes with respect to which such notice has been given will become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Junior Subordinated Notes at a Place of Payment in said notice specified, the said securities or the specified portions thereof will be paid by the Company at their principal amount, together with accrued interest to the Repayment Date; provided that, except in the case of a repayment in full of all Outstanding Junior Subordinated Notes, installments of interest whose Stated Maturity is on or before the Repayment Date will be payable to the Holders of such Junior Subordinated Notes, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of Section 3.8 of the Indenture.

Upon presentation of any Junior Subordinated Notes repaid in part only, the Company will execute and the Trustee will authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Junior Subordinated Notes, of authorized denominations, in aggregate principal amount equal to the portion of the Junior Subordinated Notes not repaid and so presented and having the same Scheduled Maturity Date and other terms as such Junior Subordinated Notes. If a Global Security is so surrendered, such new Junior Subordinated Notes will also be a new Global Security.

If any Junior Subordinated Notes required to be repaid will not be so repaid upon surrender thereof, the principal of such Junior Subordinated Notes will, until paid, bear interest from the applicable Repayment Date at the rate prescribed therefore in the Junior Subordinated Notes.

ARTICLE IV

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

Section 4.1 Successor Corporation Substituted.

The following provision will apply to the Junior Subordinated Notes in lieu of Article 8.2 of the Indenture.

Upon any consolidation or merger by the Company with or into any other Person, or any conveyance, transfer or lease by the Company of its properties and assets substantially as an entirety to any Person in accordance with Section 8.1 of the Indenture, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; and thereafter, except in the case of a lease of all or substantially all of its properties and assets, the Company shall be released from all liabilities and obligations under the Indenture and the Junior Subordinated Notes.

ARTICLE V

FORM OF JUNIOR SUBORDINATED NOTES

Section 5.1 Form of Junior Subordinated Notes. The forms under Sections 2.2 and 2.3 of the Indenture will not apply to the Junior Subordinated Notes and such forms are replaced with following forms. The Junior Subordinated Notes also will bear any legend required by Section 2.4 of the Indenture and include the Trustee’s certificate of authentication in the form required by Section 2.5 of the Indenture:

No.	Principal Amount: $
Issue Date:

THE CHARLES SCHWAB CORPORATION

FIXED TO FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2067

THE CHARLES SCHWAB CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Schwab Capital Trust I, or registered assigns, the principal sum of Three Hundred Million Ten Thousand Dollars ($300,010,000) and all accrued and unpaid interest thereof on November 15, 2067, or if such day is not a Business Day, the following Business Day (the “Final Repayment Date”).

The Company further promises to pay interest on said principal sum from and including October 5, 2007, or from and including the most recent Interest Payment Date on which interest has been paid or duly provided for, until the principal thereof is paid or made available for payment. Interest shall be payable (i) semi-annually in arrears on May 15 and November 15 of each year, beginning on November 15, 2007, (ii) quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2018, and (iii) to the extent the Junior Subordinated Notes are not repaid on or after the Scheduled Maturity Date, monthly in arrears on the first day of each month, beginning on December 1, 2037 (each such date, an “Interest Payment Date”), at the rate of (i) 7.500% per annum, from and including October 5, 2007 to but excluding November 15, 2017, (ii) an annual rate equal to three-month LIBOR plus 2.375%, from and including November 15, 2017 to but excluding November 15, 2037, and (iii) to the extent not repaid on or after the Scheduled Maturity Date, an annual rate equal to one-month LIBOR plus 3.375% to but excluding the date the Junior Subordinated Notes are repaid in full (computed on the basis of (i) a 360-day year comprised of twelve 30-day months with respect to any Interest Period ending on or prior to November 15, 2017 and (ii) a 360-day year and the actual number of days elapsed with respect to any other Interest Period), plus Additional Interest, if any; provided, however, if any Interest Payment Date described in clauses (ii) or (iii) of this paragraph falls on a day that is not a Business Day, the applicable Interest Payment Date shall instead occur on the immediately succeeding Business Day. Accrued interest that is not paid on the applicable Interest Payment Date (after giving effect to the adjustments described in the last sentence of Section 2.4(b) of the Supplemental Indenture), including interest deferred pursuant to Section 2.5 of the Supplemental Indenture, will bear Additional Interest, to the extent permitted by law, at the then-applicable rate described in the second sentence of this paragraph, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date. If any Interest Payment Date on or prior to November 15, 2017 occurs on a day that is not a Business Day, the payment of interest for such Interest Payment Date shall be made (or such interest shall be made available for payment) on the next succeeding Business Day with the same force and effect as if such payment were made on the relevant Interest Payment Date. A “Business Day” will mean any day other than a Saturday, Sunday, or any other day on which banking institutions and trust companies in New York, New York, are permitted or required by any applicable law to close, or on or after November 15, 2017, a day that is not a London Banking Day. A “London Banking Day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest installment, which shall be one Business Day prior to such Distribution Date. Any such interest installment not so punctually paid or duly provided for (other than interest deferred in accordance with the next paragraph) will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof will be given to Holders of Securities of this series not less than 10 days before such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

The Company has the right at any time or from time to time during the term of this Security to defer payment of interest on this Security for one or more consecutive Interest Periods up to 10 years; provided, however, that no Deferral Period will extend beyond the Final Repayment Date or the earlier redemption of any Securities of this series. Upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements. Except as provided in Section 2.7 of the Supplemental Indenture, no interest will be due and payable during a Deferral Period except at the end thereof.

So long as any Securities remain outstanding, if the Company has given notice of its election to defer interest payments on the Securities but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company will be subject to Section 2.6 of the Supplemental Indenture.

The Company will give written notice of its election to begin or extend any Deferral Period in accordance with Section 2.5(d) of the Supplemental Indenture.

Payment of the principal of and interest on this Security will be made at the office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address will appear in the Securities Register or (ii) by wire transfer in immediately available funds at the bank account number as may be designated by the Person entitled thereto as specified in the Securities Register in writing not less than ten days before the relevant Interest Payment Date.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Debt, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and will be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions will for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security will not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THE CHARLES SCHWAB CORPORATION

By:

Attest:

Secretary or Assistant Secretary

Trustee’s Certificate of Authentication

This is one of the Securities of the series designated therein referred to in the Indenture referred to hereinafter.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Officer

Dated:

(FORM OF REVERSE OF JUNIOR SUBORDINATED NOTES)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under the Junior Subordinated Indenture, dated as of October 5, 2007 (herein called the “Base Indenture”), between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by the Supplemental Indenture, dated as of October 5, 2007, between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest, rank and in any other respect provided in the Indenture.

All terms used in this Security that are defined in the Indenture or in the Amended and Restated Trust Agreement, dated as of October 5, 2007, as amended (the “Trust Agreement”), for Schwab Capital I among The Charles Schwab Corporation, as Sponsor, The Bank of New York Trust Company, N.A., as the Property Trustee, The Bank of New York (Delaware) as the Delaware Trustee, and the Administrative Trustees, will have the meanings assigned to them in the Indenture or the Trust Agreement, as the case may be.

This Security shall be redeemable, at the Company’s option, at any time, including on or after the Scheduled Maturity Date. The Company may redeem this Security (i) in whole or in part on November 15, 2017 (or if such date is not a Business Day, on the immediately following Business Day); (ii) in whole but not in part at any time within 90 days after the occurrence of a Capital Treatment Event or Investment Company Event; (iii) in whole but not in part at any time after November 15, 2017 and within 90 days after the occurrence of a Tax Event or Rating Agency Event; or (iv) in whole or in part on or after November 15, 2037, including on or after the Scheduled Maturity Date, in each case at a redemption price equal to 100% of the principal amount of this Security to be redeemed plus accrued and unpaid interest to the Redemption Date. In all other cases, the redemption price will equal the applicable Make-Whole Redemption Price. Securities of this series shall be subject to partial redemption only in the amount of $1,000 or integral multiples thereof.

No sinking fund is provided for the Securities.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Security upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities at the time Outstanding, on behalf of the Holders of all Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security will be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, if an Event of Default with respect to the Securities at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities may declare the entire principal amount and all accrued but unpaid interest on all the Securities to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by Holders); provided that, in the case of the Securities issued to and held by Schwab Capital I, or any trustee thereof or agent therefor, if upon an Event of Default, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities fails to declare the entire principal and all accrued but unpaid interest on all the Securities to be immediately due and payable, the holders of at least 25% in aggregate Liquidation Amount of the Trust Preferred Securities then outstanding shall have such right by a notice in writing to the Company and the Trustee; and upon any such declaration the principal amount of and the accrued but unpaid interest (including any Additional Interest); and on all the Securities will become immediately due and payable; provided that the payment of principal and interest (including any Additional Interest) on such Securities will remain subordinated to the extent provided in Article XIII of the Base Indenture.

So long as any Securities are held by or on behalf of Schwab Capital I, any holder of the Trust Preferred Securities issued by the Schwab Capital I shall have the right, upon (i) the breach by the Company of its obligations under Section 2.2(a) of the Supplemental Indenture to issue Qualifying Capital Securities or Section 2.7 of the Supplemental Indenture to issue Qualifying APM Securities or (ii) the occurrence of an Event of Default described in Section 2.9(a) of the Supplemental Indenture, to institute a suit directly against the Company (a) in the case of (i) above, to enforce such obligations or for such other remedies as may be available and (b) in the case of (ii) above, for enforcement of payment to such holder of principal of (premium, if any) and (subject to Section 3.7 of the Base Indenture) interest (including any Additional Interest) on the Securities having a principal amount equal to the aggregate Liquidation Amount (as defined in the Trust Agreement) of such Trust Preferred Securities.

The Holder of this Security, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event of the Company shall occur before the redemption or repayment of such Security, such Holder shall have no claim for, and thus no right to receive, any deferred interest pursuant to Section 2.5 of the Supplemental Indenture that has not been paid pursuant to Sections

2.5 and 2.7 of the Supplemental Indenture to the extent the amount of such interest exceeds the sum of (x) interest (including Additional Interest) that relates to the earliest two years of the portion of the Deferral Period for which interest has not been paid and (y) an amount equal to such Holder’s pro rata share of the excess, if any, of the Preferred Stock Issuance Cap over the aggregate amount of net proceeds from the sale of Qualifying Preferred Stock and still outstanding Mandatorily Convertible Preferred Stock that the Company has applied to pay such deferred interest pursuant to the Section 2.7 of the Supplemental Indenture; provided that such Holder shall be deemed to agree that, to the extent the remaining claim exceeds the amount set forth in clause (x), the amount it receives in respect of such excess shall not exceed the amount it would have received the claim for such excess ranked equally with the interests of the Holders, if any, of Qualifying Preferred Stock.

No reference herein to the Indenture and no provision of this Security or of the Indenture will alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Securities Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Before due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee will treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent will be affected by notice to the contrary.

The Securities are issuable only in registered form without coupons in minimum denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities are exchangeable for a like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Security agree to treat for United States federal income tax purposes (i) the Securities as indebtedness of the Company, and (ii) the stated interest on the Securities as ordinary interest income that is includible in the Holder’s or beneficial owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or beneficial owner’s regular method of tax accounting, and otherwise to treat the Securities as described in the Prospectus Supplement.

The Indenture and this Security will be governed by, and construed in accordance with, the laws of the State of California.

This is one of the Securities referred to in the within mentioned Indenture.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Security on the books of the Securities Registrar. The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ARTICLE VI

ORIGINAL ISSUE OF JUNIOR SUBORDINATED NOTES

Section 6.1 Original Issue of Junior Subordinated Notes. Junior Subordinated Notes in the aggregate principal amount of $300,010,000 may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said Junior Subordinated Notes in accordance with a Company Order. Subject to the maximum aggregate principal amount of Junior Subordinated Notes specified in Section 2.1, from time to time after the execution of this Supplemental Indenture, additional Junior Subordinated Notes having the same terms (provided that such Junior Subordinated Notes, if issued on or after the first Interest Payment Date, shall bear interest from the most recent Interest Payment Date) may be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent will thereupon authenticate and deliver said Junior Subordinated Notes in accordance with a Company Order. Any such Junior Subordinated Notes shall become part of the same series as the Junior Subordinated Notes originally issued hereunder.

Section 6.2 Calculation of Original Issue Discount. If during any calendar year any original issue discount shall have accrued on the Junior Subordinated Notes, the Company will file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (i) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of such year and (ii) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time. Neither the Company nor the Trust would make actual payments on the Junior Subordinated Notes, or on the Trust Preferred Securities, as the case may be, during a Deferral Period.

ARTICLE VII

SUBORDINATION

Section 7.1 Senior Debt. (a) The subordination provisions of Article XIII of the Indenture will apply to the Junior Subordinated Notes, except that for the purposes of the Junior Subordinated Notes (but not for the purposes of any other Securities unless specifically set forth in the terms of such Securities), the definition of “Senior Debt” will not apply to the Junior Subordinated Notes and such definition is replaced with: “Senior Debt” means the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of the types of debt generally described below:

(i) debt for money the Company has borrowed;

(ii) debt evidenced by a bond, note, debt security, or similar instrument (including purchase money obligations) whether or not given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but not any account payable or other obligation created or assumed in the ordinary course of business in connection with the obtaining of materials or services;

(iii) debt which is a direct or indirect obligation which arises as a result of banker’s acceptances or bank letters of credit issued to secure the Company’s obligations;

(iv) any debt of others described in the preceding clauses (i) through (iii) hereof which the Company has guaranteed or for which the Company is otherwise liable;

(v) debt secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on the Company’s property;

(vi) the Company’s obligation as lessee under any lease of property which is reflected on the Company’s balance sheet as a capitalized lease;

(vii) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i) through (vi) hereof; and

(viii) the Company’s obligations to make payments under the terms of financial instruments such as securities contracts, interest rate swaps, foreign currency exchange contracts, derivative instruments and other similar financial instruments.

Senior Debt will exclude the following:

(1) any indebtedness or guarantee that is by its terms subordinated to, or ranks pari passu with, the Junior Subordinated Notes and, so long as the Company is subject to the supervision and regulation of the Federal Reserve, the issuance of which, in the case of this clause (1) only, (x) has received the concurrence or approval of the staff of the Federal Reserve or (y) does not at the time of issuance prevent the Junior Subordinated Notes from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies or published interpretations of the Federal Reserve; and

(2) trade accounts payable and other accrued liabilities arising in the ordinary course of business (other than any liabilities described in clauses (i) through (viii) above).

(b) Notwithstanding the foregoing or any other provision of the Indenture or of this Supplemental Indenture, provided that the Company is not subject to a bankruptcy, insolvency, liquidation or similar proceeding, the priority of the Junior Subordinated Notes in right of payment as to Parity Securities is subject to the provisions of Section 2.6 and the Company will be permitted to pay interest or principal on Parity Securities in accordance with Section 2.6.

Section 7.2 Compliance with Federal Reserve Rules. The Company will not incur any additional indebtedness for borrowed money that ranks equally with or junior to the Junior Subordinated Notes (if then subject to Article XIII of the Indenture), except in compliance with applicable regulations and guidelines of the Federal Reserve. This Section 7.2 is applicable only so long as the Company is subject to the supervision and regulation of the Federal Reserve.

ARTICLE VIII

SUPPLEMENTAL INDENTURES

Section 8.1 Supplemental Indentures Without Consent of Holders. This Section 8.1 and Section 8.2 shall apply to the Junior Subordinated Notes in lieu of Article IX of the Indenture.

Without the consent of any Holders of the Junior Subordinated Notes, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, for any of the following purposes:

(a) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Junior Subordinated Notes; or

(b) to transfer any property to the Trustee; or

(c) to add to the covenants of the Company for the benefit of the Holders of the Junior Subordinated Notes or to surrender any right or power conferred in the Indenture upon the Company; or

(d) to add any additional Events of Default for the benefit of the Holders of Junior Subordinated Notes; or

(e) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of additional Junior Subordinated Notes in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of Junior Subordinated Notes in uncertificated form; or

(f) to add to or change any of the provisions of the Indenture to such extent as shall be necessary to provide any guarantee of the Junior Subordinated Notes; or

(g) to add to, change, or eliminate any of the provisions of the Indenture in respect the Junior Subordinated Notes, provided that any such addition, change, or elimination does not apply to the Junior Subordinated Notes; or

(h) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, provided that such action pursuant to this clause (h) shall not adversely affect the interests of the Holders of the Junior Subordinated Notes in any material respect or if the Junior

Subordinated Notes are beneficially owned by the Trust and for so long as any of the Trust Preferred Securities shall remain outstanding, the holders of the Trust Preferred Securities; or

(i) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Junior Subordinated Notes; or

(j) to comply with any requirements of the Commission in connection with qualifying the Indenture under the Trust Indenture Act; or

(k) to enter into a supplemental indenture for the purpose of conforming the terms of the Indenture and/or this Supplemental Indenture and the Junior Subordinated Notes to the description of the Junior Subordinated Notes contained in the Prospectus Supplement.

Section 8.2 Supplemental Indentures With Consent of Holders

With the consent of the Holders of not less than a majority in principal amount of the Junior Subordinated Notes affected by such supplemental indenture, by Act of such Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture or indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Junior Subordinated Notes under the Indenture; provided, however, that no such supplemental indenture entered into pursuant to this Section 8.2 shall, without the consent of each Holder of Outstanding Junior Subordinated Notes affected by such supplemental indenture,

(a) change the Stated Maturity of any payment of principal of, or interest (including any Additional Interest) on, the Junior Subordinated Notes, or reduce its principal amount, premium or interest on the Junior Subordinated Notes, or change the manner of calculating any payments due on the Junior Subordinated Notes, or change any Place of Payment where, or the coin or currency unit in which, any principal, premium or interest on the Junior Subordinated Notes is payable, or impair the Holder’s right to institute suit for the enforcement of any such payment on or after its Stated Maturity (or, in the case of redemption, on or after the Redemption Date), or modify the provisions of this Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to the Holders, or reduce the requirements contained in the Indenture for quorum or voting, or

(b) reduce the percentage in principal amount of the Outstanding Junior Subordinated Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with the provisions of or defaults under this Indenture and their consequences provided for in this Indenture, or

(c) modify any of the provisions of this Section.

If the consent of each Holder of Outstanding Junior Subordinated Notes is required for such modification or waiver, such modification or waiver shall not be effective until each holder of the Trust Preferred Securities shall have consented to such modification or waiver.

The Holders of at least a majority of the aggregate principal amount of the Outstanding Junior Subordinated Notes may, on behalf of all Holders of the Outstanding Junior Subordinated Notes, waive compliance by the Company with certain covenants or conditions contained in the Indenture.

So long as any of the Trust Preferred Securities remains outstanding, no amendment shall be made to the Indenture and no supplemental indenture shall be entered into that adversely affects the holders of the Trust Preferred Securities in any material respect, and no termination of the Indenture shall occur, and no waiver of any Event of Default or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of such outstanding Trust Preferred Securities.

It shall not be necessary for any Act of Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance of such supplemental indenture.

Section 8.3 Modifications

Without the consent of any Holders of the Junior Subordinated Notes or the Trust Preferred Securities, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may amend the Supplemental Indenture, in form satisfactory to the Trustee, for either of the following purposes:

(a) to eliminate Common Stock and/or Mandatorily Convertible Preferred Stock from the definition of “Qualifying APM Securities” if, after the issue date of the Trust Preferred Securities, an accounting standard or interpretive guidance of an existing accounting standard issued by an organization or regulator that has responsibility for establishing or interpreting accounting standards in the United States becomes effective such that there is more than an insubstantial risk that the failure to amend such definition would result in a reduction in the Company’s earnings per share as calculated in accordance with generally accepted accounting principles in the United States; or

(b) to increase the Share Cap Amount in accordance with Section 2.7(a)(iii).

The Company will promptly give notice to Holders, in the manner provided for in the Indenture, of any amendment to the definition of “Qualifying APM Securities” eliminating Common Stock and/or Mandatorily Convertible Preferred Stock pursuant to Section 8.3(a).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Effectiveness. This Supplemental Indenture will become effective upon its execution and delivery.

Section 9.2 Successors and Assigns. All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 9.3 Further Assurances. The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 9.4 Effect of Recitals. The recitals contained herein and in the Junior Subordinated Notes, except the Trustee’s certificates of authentication, will be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Junior Subordinated Notes. Neither the Trustee nor any Authenticating Agent will be accountable for the use or application by the Company of the Junior Subordinated Notes or the proceeds thereof.

Section 9.5 Ratification of Indenture. The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 9.6 Governing Law. This Supplemental Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the laws of the State of California.

Section 9.7 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services affecting the banking industry generally; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

* * * *

This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

THE CHARLES SCHWAB CORPORATION

By:	/s/ Carrie Dolan
Name:	Carrie L. Dolan
Title:	Senior Vice President and Treasurer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ Melonee Young
Name:	Melonee Young
Title:	Vice President